Exhibit 5.3

[ADAMS & REESE L.L.P. LETTERHEAD]

September 24, 2003

Pinnacle Entertainment, Inc.

3800 Howard Hughes Parkway, Suite 1800

Las Vegas, Nevada 89109

Ladies and Gentlemen:

We have acted as special Louisiana counsel to Pinnacle Entertainment, Inc. (the “Company”) in connection with the proposed issuance by the Company of $135,000,000 principal amount of its 8 3/4% Senior Subordinated Notes due 2013 (the “Notes”) pursuant to a Registration Statement on Form S-3 (Registration No. 333-90426) under the Securities Act of 1933, as amended (the “Securities Act”), originally filed with the Securities and Exchange Commission (the “Commission”) on June 13, 2002, as amended by Amendments No. 1 through 5 thereto (the “Registration Statement”) and (b) a prospectus dated October 21, 2002, and accompanying prospectus supplement dated September 19, 2003 (collectively, the “Prospectus”). The Notes will contain guarantees (the “Guarantees”) by certain subsidiaries of the Company (the “Guarantors”), including, without limitation, Louisiana-I Gaming, a Louisiana partnership in commendam (“Louisiana-I Gaming”), Louisiana Gaming Enterprises, Inc., a Louisiana corporation (“LGE”), PNK (Bossier City), Inc., a Louisiana corporation (“PNK (Bossier City)”), and PNK (Lake Charles), L.L.C., a Louisiana limited liability company (“PNK (Lake Charles)” and together with Louisiana-I Gaming, LGE and PNK (Bossier City), the “Louisiana Guarantors”). The Notes and the Guarantees, upon issuance, will be governed by an Indenture to be entered into as of September 25, 2003, among the Company, the Guarantors and The Bank of New York, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture to be entered into as of September 25, 2003 (collectively, the “Indenture”). This opinion letter is delivered at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions hereinafter expressed, we have examined the Registration Statement and the Prospectus, the forms of the Indenture and Notes (including the Guarantees), and such other corporate, partnership and limited liability company proceedings, documents and matters, each as amended to date, of the Louisiana Guarantors, and such other documents, instruments, records and proceedings as we have deemed necessary or appropriate as a basis for this opinion.

Pinnacle Entertainment, Inc.
September 24, 2003	Page 2

Without limiting the generality of the foregoing, in our examination, we have relied upon and assumed the genuineness of all signatures on documents reviewed by us, the legal capacity of natural persons, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies thereof, the authenticity of all documents submitted to us as original documents, the partnership, limited liability company and corporate records of the Louisiana Guarantors provided to us are accurate and complete and no partnership, limited liability company or corporate action of the Louisiana Guarantors has been taken that is not reflected in those partnership, limited liability company and corporate records. As to certain facts material to this opinion, we have relied upon, without independent verification, the accuracy and completeness of certificates or comparable documents of public officials and certificates and the oral or written statements and factual representations of officers, directors and other representatives of the Company, the Louisiana Guarantors and others.

Based upon the foregoing, and subject to the assumptions and limitations set forth herein, we are of the opinion that that the Guarantees to which each of the Louisiana Guarantors is a party have been duly authorized by such Louisiana Guarantor.

The opinions set forth herein are expressly limited to the laws of the State of Louisiana as in effect as of the date hereof and we do not purport to be experts on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect on any of the matters covered herein of, any other laws, including any federal securities law, or any state securities or “blue sky” laws or regulations.

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated on or about September 24, 2003, which is incorporated by reference into the Registration Statement and the Prospectus and, if required by the rules of the Commission, to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder or that we are experts within the meaning of the Securities Act.

Very truly yours,

/s/ ADAMS & REESE L.L.P.

ADAMS AND REESE L.L.P.